Exhibit 5

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NIXON PEABODY LLP
ATTORNEYS AT LAW

Clinton Square
Post Office Box 31051
Rochester, New York 14603-1051
Fax: (585) 263-1600
Direct Dial: (585) 263-1000

February 27, 2006

Constellation Brands, Inc.
370 Woodcliff Drive, Suite 300
Fairport, New York 14450

Ladies and Gentlemen:

We have acted as counsel to Constellation Brands, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on February 27, 2006 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering with the Commission the issuance and sale of an additional 24,000,000 shares of the Class A Common Stock of the Company, par value $.01 per share (the “Common Stock”), issuable pursuant to the Company’s Long-Term Stock Incentive Plan (as amended to date, the “Plan”).

This opinion is being delivered to you in connection with the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Certificate of Incorporation of the Company, as amended to the date hereof, (ii) the By-Laws of the Company, as amended to the date hereof, (iii) the Plan and (iv) certain resolutions of the Board of Directors of the Company authorizing the issuance of 12,000,000 shares (24,000,000 shares after a 2:1 split) under the Plan.

As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

NIXON PEABODY LLP

Constellation Brands, Inc.
February 27, 2006

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the above-referenced Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which shares of Common Stock are offered and sold pursuant to the Plan, (b) the shares of Common Stock to be offered and sold pursuant to the Plan have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the Board of Directors or Human Resources Committee of the Board of Directors of the Company shall have been taken to duly authorize the offer, issuance and sale of Common Stock to be offered and sold pursuant to the Plan, and (d) the shares of Common Stock to be issued pursuant to the Plan have been delivered pursuant to and in accordance with the terms of the Plan and related agreements and instruments, we are of the opinion that the 24,000,000 shares of Common Stock to be offered and sold pursuant to the Plan will have been duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is intended solely for your benefit in connection with the transactions described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated to, reproduced, filed publicly or relied upon by, any other person or entity for any other purpose without our express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

We wish to advise you that James A. Locke III, a partner of this firm and a member of the Company’s Board of Directors, owns shares of the Company’s Common Stock and other securities and, as a director, is eligible to receive awards under the Plan. Other attorneys with Nixon Peabody LLP may own shares of the Company’s Common Stock.

Very truly yours,

/s/ Nixon Peabody LLP